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Medical Resources, Inc.

Schedule 21 - Subsidiaries

                                    Jurisdiction of
             Name                   Organization
--------------------------------    ------------


Collier Resources, Inc.             Delaware

Central Fort Myers Resources, Inc.  Delaware

Diagnostic Imaging Resources, Inc.  Delaware

East Bergen Resources, Inc.         New Jersey

StarMed Staffing, Inc.              Delaware

Hackensack Resources, Inc.          Delaware

Imaging Networks, Inc.              Delaware

Morgan Medical Holdings, Inc.       Colorado

Morgan Medical Corp.                Florida

MRI Sub, Inc.                       Delaware

West Essex Resources, Inc.          Delaware

Brooklyn Resources, Inc.            New York

C.D. Acquisition, Inc.              Illinois

Diagnostic Imaging Services of      Delaware
     New York, Inc.

49th Street Imaging Assoc. (J.V.)   New York

Fort Myers Resources, Inc.          Delaware